Exhibit 5

Letterhead of Robinson & Cole LLP

January 27, 2012

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended, of 3,000,000 shares (the “Shares”) of Common Stock, $0.01 par value, of the Company (the “Common Stock”), subject to issuance by the Company pursuant to the Patriot National Bancorp, Inc. 2012 Stock Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

We are qualified to practice law only in the State of Connecticut. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Connecticut, we have assumed that such laws are identical to the internal substantive laws of the State of Connecticut.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP

By:	/s/ Richard A. Krantz
Richard A. Krantz